Exhibit 99.1

April 28, 2009

Dear Shareholder,

BankGreenville Financial Corporation and its subsidiary, BankGreenville reported net income for the first quarter of 2009 of $28 thousand, or $0.02 per common share, compared to net income of $7 thousand for the first quarter of 2008 and $20 thousand for the fourth quarter of 2008.  The improvement in net income during the first quarter of 2009 over the first quarter of 2008 resulted despite a $38 thousand increase in the provision for loan losses and was influenced by growth of 35% in our average interest-earning assets, a 71% increase in non-interest income, a decrease in interest expense on deposits and continued management of non-interest expenses.

Total assets were $89.5 million at March 31, 2009, an increase of $6.9 million, or 8%, over total assets of $82.6 million at December 31, 2008, and an increase of $24.0 million, or 37%, over assets of $65.5 million at March 31, 2008.  Gross loans were $56.7 million, compared to $54.7 million at December 31, 2008 and $42.9 million at March 31, 2008.

During the first quarter of 2009, our deposits increased $6.4 million, or 11% and totaled $64.1 million at March 31, 2009 compared to $57.7 million at December 31, 2008.  We are pleased that $5.2 million of our increase in deposits during the first quarter came from the local community and not the brokered deposit market.

Although we had no loan charge-offs in the first quarter of 2009, we recorded a provision for loan losses of $72 thousand, bringing our allowance for loan losses to 1.30% of outstanding loans at March 31, 2009. Our non-performing loans totaled $1.2 million at March 31, 2009 and December 31, 2008, and the percentage of non-performing loans to total assets decreased from 1.48% at December 31, 2008 to 1.34% of total assets at March 31, 2009.  We had no other non-performing assets at quarter-end.

The U.S. Treasury approved our application to participate in its Capital Purchase Program, and we elected to accept an investment from Treasury of $1 million of the $1.9 million for which we were approved.  We believe that participation in the Capital Purchase Program is a positive move for the Company in light of the current capital markets and general economic conditions.  This addition to our capital, along with our first quarter 2009 earnings boosted our already well-capitalized ratios.  Our book value per share increased to $8.94 at March 31, 2009, up $0.82 from $8.12 at December 31, 2008.

We will continue to manage our loan portfolio to minimize credit risk and strive for prudent growth while maintaining a strong capital position in 2009. We appreciate the opportunity to serve as a strong, local community bank committed to Greenville, and to our clients and shareholders.

Sincerely,

Russel T. Williams
President & CEO

Financial Highlights

($ in millions)

Statements contained in this document, which are not historical facts, are forward-looking statements.  Such forward-looking statements are estimates reflecting our best judgment based on current information and involve a number of risks and uncertainties.  Certain factors which could cause our actual results to differ materially from those anticipated in our forward-looking statements are identified in our public filings with the SEC and forward-looking statements contained in this document should be considered in light of those factors. Such factors include, but are not limited to, a downturn in the economy or real estate markets, greater than expected non-interest expenses or loan losses, and volatile credit and financial markets.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.